Exhibit 10.20

Execution Version

TERM CREDIT AGREEMENT

Dated as of January 24, 2014

Among

TEXTRON INC.,

THE LENDERS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

CITIBANK, N.A.

and

BANK OF AMERICA, N.A.,

as Syndication Agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Documentation Agent

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

Lead Arrangers and Joint Bookrunners

i

EXHIBITS

Commitment Schedule

Pricing Schedule

Exhibit A	-	Form of Note
Exhibit B	-	Form of Opinion of Gibson, Dunn & Crutcher LLP
Exhibit C	-	Form of Opinion of Jayne M. Donegan, Esq.
Senior Associate General Counsel of the Borrower
Exhibit D	-	Form of Opinion of Davis Polk & Wardwell LLP
Exhibit E-1	-	Form of Notice of Borrowing
Exhibit E-2	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Transfer Supplement

TERM CREDIT AGREEMENT

TERM CREDIT AGREEMENT, dated as of January 24, 2014, among TEXTRON INC., a Delaware corporation (together with its successors, the “Borrower”), the banks and other financial institutions party hereto (each a “Lender” and collectively the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”), CITIBANK, N.A. and BANK OF AMERICA, N.A., as Syndication Agents for the Lenders (together with their successors in such capacity, the “Syndication Agents”) and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Documentation Agent for the Lenders (together with its successors in such capacity, the “Documentation Agent”).

The Borrower, the Lenders and the Agents agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” means the Borrower’s contemplated acquisition of Beech Holdings, LLC pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger among Beech Holdings, LLC, Sky Intermediate Merger Sub, the Borrower and Textron Acquisition LLC, dated as of December 26, 2013, as amended from time to time prior to the Funding Date.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Administrative Fee” has the meaning assigned to that term in Section 2.06(b)

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).

“Affected Lender” means any Lender affected by any of the events described in Section 2.09(b) or 2.09(c) hereof.

“Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons acting in concert, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means any of the Administrative Agent, the Syndication Agents and the Documentation Agent.

“Agreement” means this Credit Agreement, as the same may at any time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Applicable Lending Office” means, for any Lender with respect to its Term Loan of any particular Type, the office, branch or affiliate of such Lender specified as the booking office therefor in such Lender’s Administrative Questionnaire, or such other office, branch or affiliate of such Lender as such Lender may specify from time to time for such purpose by notice to the Borrower and the Administrative Agent.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitments represented by such Lender’s Commitment (or, at any time after the Funding Date, the percentage which the principal amount of such Lender’s Term Loan then outstanding constitutes of the Total Outstanding Amount). If the Commitments have terminated or expired prior to the Funding Date, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as from time to time amended and any successor statutes.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any obligations of such Person hereunder.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the sum of 1% plus the rate for deposits in Dollars with a one-month maturity appearing on the Screen at approximately 11:00 A.M., London time, on such day (or if such day is not a Business Day, on the immediately preceding Business Day).

“Base Rate Loans” are Term Loans whose interest rate is based on Base Rate.

“Base Rate Margin” has the meaning specified in the Pricing Schedule.

“Beech Companies” means Beech Holdings, LLC, and its Subsidiaries.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Borrowing” means the borrowing of Term Loans hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to close and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Change of Control” means that (a) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 40% or more of the outstanding common stock of the Borrower or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Code” means the Internal Revenue Code of 1986, as from time to time amended. Any reference to the Code shall include a reference to corresponding provisions of any subsequent revenue law.

“Commitment” means with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to make a Term Loan up to such amount to the Borrower hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Compliance Certificate” means a certificate substantially in the form annexed hereto as Exhibit F delivered to the Lenders by the Borrower pursuant to Section 5.01(b)(i)(B).

“Consolidated Capitalization” means, as at any date of determination, the sum (without duplication) of (a) Consolidated Indebtedness of Textron Manufacturing plus (b) Consolidated Net Worth plus (c) preferred stock of the Borrower plus (d) other securities of the Borrower convertible (whether mandatorily or at the option of the holder) into capital stock of the Borrower.

“Consolidated Indebtedness of Textron Manufacturing” means, as at any date of determination, the sum of short-term and long-term indebtedness for borrowed money that is shown on a balance sheet of Textron Manufacturing (or would be if a balance sheet were prepared on such date).

“Consolidated Net Worth” means, as at any date of determination, the stockholders’ equity of the Borrower and its Subsidiaries on a consolidated basis (but excluding the effects of the Borrower’s accumulated other comprehensive income/loss) calculated in conformity with GAAP.

“Continuing Director” means any member of the board of directors of the Borrower who is (i) a director of the Borrower on the date of this Agreement, (ii) nominated by the board of directors of the Borrower or (iii) appointed by directors referred to in clauses (i) and (ii).

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust or other similar instrument of that Person under which Indebtedness is outstanding or secured or by which that Person or any of its properties is bound or to which that Person or any of its properties is subject.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Term

Loan or (ii) pay over to any Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent or the Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund a prospective Term Loan under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event, or (e) has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit (as reasonably determined by the Administrative Agent in consultation with the Borrower).

“Delayed Draw Expiration Date” means July 24, 2014.

“Documentation Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Dollar”, “Dollars” and the sign “$” mean the lawful currency of the United States.

“Domestic Taxes” has the meaning set forth in Section 2.13(a).

“Effective Date” has the meaning assigned to that term in Section 9.16 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code or is a member of a controlled group, as defined in Section 414(b) of the Code, which includes such Person.

“Eurodollar Margin” has the meaning specified in the Pricing Schedule.

“Eurodollar Rate” means, for any Eurodollar Rate Loan for any Interest Period, the rate appearing on the Screen at approximately 11:00 A.M., London time, two Business Days before the first day of such Interest Period as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate does not appear on the Screen, the Eurodollar Rate shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, on the date that is two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loans” means Term Loans or portions thereof during the period in which such Term Loans bear interest at rates determined in accordance with Section 2.05(a)(i) hereof.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Event of Default” has the meaning assigned to that term in Article 7 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended, and any successor statutes.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code; provided, FATCA shall also include any amendments to Sections 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Federal Funds Rate” means on any one day the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal funds brokers as published on the next succeeding Business Day by the Federal Reserve Bank of New York, provided that if such day is not a Business Day, the Federal Funds Rate shall be measured as of the immediately preceding Business Day.

“Finance Company” means any Person which is (or would be but for the proviso to the definition of such term) a Subsidiary of the Borrower and which is primarily engaged in the business of a finance company.

“Finance Company Leverage Ratio” means, as of any date of determination, the ratio of (i) debt of the Finance Group at such date, determined in a manner consistent with “Finance group debt” on the Borrower’s consolidated balance sheet included in the Financial Statements, less securitized debt at such date, determined in a manner consistent with “Note 8. Debt and Credit Facilities” in the notes to the Financial Statements, to (ii) total Finance Group assets less total Finance Group liabilities at such date, each as set forth on the Borrower’s consolidated balance sheet for such date (or would be if a balance sheet were prepared on such date). Notwithstanding the foregoing, to the extent that the manner of determining “Finance group debt” and/or securitized debt changes during the term of this Agreement as a result of changes to GAAP that apply to this Agreement as a result of Section 1.02, these amounts shall be determined in a manner consistent with GAAP as in effect as of the date of determination.

“Finance Group” means “Finance group” as defined in the Financial Statements.

“Financial Statements” has the meaning assigned to that term in Section 4.03.

“Funding Date” means the date of the funding of the Term Loans made pursuant to a Notice of Borrowing.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money of that Person, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet of that Person in conformity with GAAP, (iii) notes payable of that Person and drafts accepted by that Person representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation of that Person owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vii) any guarantee of that Person, direct or indirect, of any indebtedness, note payable, draft accepted, or obligation described in clauses (i)-(vi) above of any other Person.

“indemnified liabilities” has the meaning assigned to that term in Section 9.03.

“Indemnitees” has the meaning assigned to that term in Section 9.03.

“Interest Payment Date” means, (x) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided that in the case of each Interest Period of six months, “Interest Payment Date” shall also include each Interest Period Anniversary Date (or if such day is not a Business Day, then the next succeeding Business Day) for such Interest Period and (y) in the case of any Base Rate Loan, the last Business Day of each calendar quarter.

“Interest Period” means any interest period applicable to a Eurodollar Rate Loan as determined pursuant to Section 2.05(b) hereof.

“Interest Period Anniversary Date” means, for each Interest Period applicable to a Eurodollar Rate Loan which is six months, the three-month anniversary of the commencement of that Interest Period.

“Interest Rate Determination Date” means each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., and its successors.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and its or their successors and permitted assigns.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform any of its material payment obligations under this Agreement and the Notes or (iii) the validity or enforceability of, or the rights of or remedies available to the Lenders under, this Agreement and the Notes.

“Maturity Date” means the date that is five (5) years after the Funding Date, or if such day is not a Business Day, the next preceding Business Day.

“Multiemployer Plan” has the meaning assigned to that term in Section 4001(a)(3) of ERISA.

“Note” shall have the meaning set forth in Section 2.03(b) hereof.

“Notice of Borrowing” means a notice described in Section 2.01(b) hereof substantially in the form of Exhibit E-1 hereto.

“Notice of Conversion/Continuation” means any notice delivered pursuant to Section 2.02(a) hereof, which shall be substantially in the form of Exhibit E-2 hereto.

“OFAC” has the meaning set forth in Section 4.12.

“OFAC Listed Person” has the meaning set forth in Section 4.12.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer), its President, any Vice President of such corporation, its Chief Financial Officer, its Treasurer or any Assistant Treasurer of such corporation.

“Other Taxes” has the meaning set forth in Section 2.13(b).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register” has the meaning set forth in Section 9.01(f).

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

“Pension Plan” means any plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may be, is or has been established or maintained, or to which contributions may be, are or have been made by the Borrower or any of its ERISA Affiliates or as to which the Borrower would be considered as a “contributing sponsor” for purposes of Title IV of ERISA at any relevant time.

“Permitted Encumbrances” means:

(i)                          Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.03;

(ii)                      Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles then in effect, shall have been made therefor;

(iii)                  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)                  Any attachment or judgment Lien individually or in the aggregate not in excess of $100,000,000 unless the judgment it secures shall, within 30 days after the entry thereof, not have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

(v)                      Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(vi)                  Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(vii)              Any interest or title of a lessor under any lease;

(viii)          Liens arising from UCC financing statements regarding leases;

(ix)                  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business; and

(x)                      Liens (a) of a collection bank on the items in the course of collection, (b) attaching to investment accounts, trading accounts or brokerage accounts incurred in the ordinary course of business, (c) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry, (d) attaching to other prepayments, deposits or earnest money in the ordinary course of business and (e) attaching to cash collateral posted pursuant to a hedging, swap or similar contract entered into in the ordinary course of business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any Governmental Authority.

“Pooled Basket Amount” means 3% of the consolidated total assets of Textron Manufacturing and its Subsidiaries, all as determined in accordance with GAAP on a consolidated basis for Textron Manufacturing and its Subsidiaries.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” shall mean the rate which JPMorgan Chase announces from time to time as its prime rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. JPMorgan Chase may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share or pro rata Share” means, when used with reference to any Lender and any described aggregate or total amount, a percentage equal to the amount set forth opposite such Lender’s name on the Commitment Schedule divided by the aggregate amount of all Commitments set forth on the Commitment Schedule, as such pro rata Share may be adjusted pursuant to the terms of this Agreement.

“Prohibited Person” has the meaning specified in Section 4.12.

“Purchasing Lender” has the meaning specified in Section 9.01(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means a “reportable event” described in Section 4043(b) of ERISA or in the regulations thereunder notice of which to PBGC is required within 30 days after the occurrence thereof, or receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4204 of ERISA.

“Required Lenders” means, as at any time any determination thereof is to be made, the Lenders holding more than 50% of the Total Commitment or, if no Commitments are in effect, more than 50% of the Total Outstanding Amount (exclusive in each case of the Commitment and Term Loan of any Defaulting Lender).

“Restricted Subsidiary” means each Subsidiary (or a group of Subsidiaries that would constitute a Restricted Subsidiary if consolidated and which are engaged in the same or related lines of business) of the Borrower now existing or hereafter acquired or formed by the Borrower which (x) for the most recent fiscal year of the Borrower, accounted for more than 5% of the consolidated revenues of the Borrower and its Subsidiaries, or (y) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Borrower and its Subsidiaries. For purposes of this definition, the proviso to the definition of Subsidiary shall not be applicable.

The “Screen” means Reuters Screen LIBOR01 Page. The Administrative Agent may nominate an alternative source of screen rates if this page is replaced by others which display rates for inter-bank deposits offered by leading banks in London.

“Securities Act” means the Securities Act of 1933, as from time to time amended, and any successor statutes.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, however, that (i) no Finance Company or any Subsidiary of any Finance Company and (ii) no Person having consolidated assets less than $1,000,000 shall be treated as a Subsidiary of the Borrower.

“Syndication Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Target Country” has the meaning set forth in Section 4.12.

“Taxes” has the meaning set forth in Section 2.13(a).

“Term Loan” means a term loan made pursuant to Section 2.01 of this Agreement.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan (including any such notice with respect to a Pension Plan amendment referred to in Section 4041(e) of ERISA), or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC, or (v) any other event or condition which, to the best knowledge of the Borrower, would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“Textron Manufacturing” means the Borrower and any Subsidiary of the Borrower that is not a Finance Company; provided that, for purposes of this definition, the exclusion set forth in subsection (ii) in the definition of Subsidiary shall be disregarded.

“Total Commitment” means, as at any date of determination, the aggregate Commitments of all Lenders then in effect (as such Commitments may be reduced from time to time pursuant to Section 2.07(f) hereof). The original amount of the Total Commitment is $500,000,000.

“Total Outstanding Amount” means, at any time, the aggregate outstanding principal amount of the Term Loans.

“Type” means the designation of a Term Loan as either a Base Rate Loan or a Eurodollar Rate Loan.

“Undrawn Commitment Fee Rate” has the meaning specified in the Pricing Schedule.

“Withholding Agent” has the meaning set forth in Section 2.13(a).

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided further that the implementation of Statement of Financial Accounting Standards No. 142 shall not be deemed a change in GAAP for purposes of the preceding proviso. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE 2

AMOUNTS AND TERMS OF COMMITMENTS AND TERM LOANS

Section 2.01. Commitments.

(a)                               Term Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Lender hereby severally agrees to make a Term Loan to the Borrower on the Funding Date in an amount equal to the amount of the Commitment of such Lender. The Term Loans that are repaid or prepaid may not be reborrowed. The Commitment of each Lender shall be automatically and permanently terminated on the earlier of (i) the Funding Date upon and after giving effect to the making by such Lender of its Term Loan and (ii) the Delayed Draw Expiration Date.

(b)                              Notice of Borrowing. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing (which may be telephonic, confirmed promptly in writing) no later than 10:30 A.M. (New York City time) (x) in the case of a Base Rate Loan, on the proposed Funding Date and (y) in the case of a Eurodollar Rate Loan, three Business Days in advance of the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Term Loans, (iii) whether the Term Loans are to consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof and the amounts thereof, and (iv) in the case of Eurodollar Rate Loans, the Interest Period therefor.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.01(b) and, upon funding of Term Loans by the Lenders in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have borrowed the Term Loans hereunder.

Except as provided in Sections 2.01(c) and 2.09(d), a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(c)                               Disbursement of Funds. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.01(b) (or telephonic notice in lieu thereof) with respect to the Term Loans, the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make its pro rata Share of the amount of the Term Loans available to the Administrative Agent in same day funds not later than 11:00 A.M. (New York City time) on the Funding Date. The Term Loan of a Lender shall be equal to such Lender’s pro rata Share of the aggregate amount of all Term Loans requested by the Borrower pursuant to the applicable Notice of Borrowing. Upon satisfaction or waiver of the conditions precedent specified in Section 3.01 the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower by causing an amount of funds equal to the proceeds of all Term Loans received by the Administrative Agent to be credited to an account in New York City designated by the Borrower in same day funds.

Unless the Administrative Agent shall have been notified by any Lender (which notice may be telephonic, confirmed promptly in writing) prior to the Funding Date (or, in the case of Base Rate Loans, not later than 11:00 A.M. (New York City time) on the Funding Date) in respect of the Term Loans that such Lender does not intend to make available to the Administrative Agent such pro rata Share of the Term Loans on the Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on the Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on prompt demand from such Lender together with interest thereon, for each day from the Funding Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among Lenders for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. Nothing in this Section 2.01(c) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.02. Notices of Conversion/Continuation. (a) Subject to the provisions of Section 2.09 hereof, the Borrower shall have the option (i) to convert at any time all or any part of the outstanding Base Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, to Eurodollar Rate Loans and (ii) upon the expiration of any Interest Period applicable to outstanding Eurodollar Rate Loans, to continue all or any portion of such Eurodollar Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, as Eurodollar Rate Loans or to convert all or any portion of such Eurodollar Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, to Base Rate Loans. The succeeding Interest Period(s) of such converted or continued Eurodollar Rate Loan shall commence on the date of conversion in the case of clause (i) above and on the last day of the Interest Period of the Eurodollar Rate Loans to be continued in the case of clause (ii) above.

The Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Term Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation and (iv) the requested Interest Period.

Except as provided in Section 2.09(d) hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan shall be irrevocable on or after the related Interest Rate Determination Date, and the Borrower shall be bound to convert or continue in accordance therewith.

(b)                              Unless the Borrower shall have given the Administrative Agent (x) a timely Notice of Conversion/Continuation in accordance with the provisions of Section 2.02(a) hereof with respect to Eurodollar Rate Loans outstanding or (y) written notice of its intent to prepay Eurodollar Rate Loans, furnished not later than 11:00 A.M. (New York City time) on the third Business Day prior to the last day of the Interest Period with respect to such Eurodollar Rate Loans, the Borrower shall be deemed to have requested that such Eurodollar Rate Loans be continued for an additional Interest Period of one month.

Section 2.03. Registry. (a) The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Lender, the Term Loan made by such Lender and each repayment of the Term Loan made by such Lender. Any such recordation by the Administrative Agent on the Register shall constitute prima facie evidence thereof, absent manifest error. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Term Loan. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of the Term Loans.

(b)                              The Borrower hereby agrees that, upon the request of the Administrative Agent if so instructed by any Lender at any time, such Lender’s Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (a “Note”). The Note issued to each Lender pursuant to this Section 2.03(b) shall (i) be payable to such Lender and its registered assigns, (ii) be payable in the principal amount of the outstanding Term Loan evidenced thereby, (iii) provide that the Term Loan then outstanding shall be repaid on the date as provided herein, (iv) bear interest as provided in the appropriate clause of Section 2.05 hereof and (v) be entitled to the benefits of this Agreement.

Section 2.04. Pro Rata Borrowings. The Terms Loans comprising the Borrowing under this Agreement shall be made by the Lenders simultaneously and each Lender’s Term Loan shall be equal to such Lender’s pro rata Share of the Borrowing. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make a Term Loan hereunder and that each Lender shall be obligated to make the Term Loan provided to be made by it hereunder subject to the terms hereof, regardless of the failure of any other Lender to fulfill its commitment to make its Term Loan hereunder.

Section 2.05. Interest. (a) Rate of Interest on Term Loans.

The Borrower agrees to pay interest in respect of the unpaid principal amount of the Term Loans made to it from and including the Funding Date to but not including the Maturity Date.

(i)                          Each Eurodollar Rate Loan shall bear interest on the unpaid principal amount thereof for the applicable Interest Period at an interest rate per annum equal to the sum of the Eurodollar Margin plus the applicable Eurodollar Rate.

(ii)                           Each Base Rate Loan shall bear interest on the unpaid principal amount thereof at an interest rate per annum equal to the sum of the Base Rate Margin plus the applicable Base Rate.

The Administrative Agent shall determine each interest rate applicable to the Term Loans hereunder in accordance with this Section 2.05(a) and Section 2.09(a). The Administrative Agent shall give prompt notice to the Borrower and Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(b)                              Interest Periods. In connection with each Eurodollar Rate Loan, the Borrower shall elect an interest period (each an “Interest Period”) to be applicable to such Term Loan, which shall be either a one, two, three or six month period; provided that:

(i)                      the Interest Period for each Eurodollar Rate Loan shall commence on the date of such Term Loan;

(ii)                  if an Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iii)              any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of such ending calendar month;

(iv)              no Interest Period shall extend beyond the Maturity Date; and

(v)                  there shall be no more than 10 Interest Periods outstanding at any time.

(c)                               Interest Payments. Interest shall be payable on each Term Loan in arrears on each Interest Payment Date applicable to that Term Loan, upon any prepayment of that Term Loan (to the extent accrued on the amount being prepaid) and when due and payable (whether at maturity, by acceleration or otherwise).

(d)                              Computation of Interest. Interest on Eurodollar Rate Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues and interest on Base Rate Loans shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of the Term Loan or, in the case of a Eurodollar Rate Loan, the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration of an Interest Period, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)                               Post-Maturity Interest. Any principal payments on the Term Loans not paid when due and, to the extent permitted by applicable law, any interest, fee or other amount not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate per annum equal to the sum of 2% plus the higher of (i) the rate of interest applicable to such Term Loans or (ii) the rate of interest otherwise payable under this Agreement for Base Rate Loans.

Section 2.06. Certain Fees.

(a)                               Undrawn Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an undrawn commitment fee in Dollars at the Undrawn Commitment Fee Rate accrued from and including the Effective Date to but not including the earlier of (x) the Funding Date and (y) the Delayed Draw Expiration Date, on the daily average aggregate amount of the Commitments during such period. Such fee shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, and shall be paid on the earlier of the (x) Funding Date and (y) the Delayed Draw Expiration Date. From the effective date of any termination or reduction of Commitments, such fee shall cease to accrue or be correspondingly reduced. If the Commitments are terminated in their entirety or reduced, undrawn commitment fees accrued on the Total Commitments, or accrued on the aggregate amount of the reduction of the Commitments (in the case of such a reduction), shall be payable on the effective date of such termination or reduction.

(b)                              Administrative Fee. The Borrower agrees to pay to the Administrative Agent an annual fee (the “Administrative Fee”) in Dollars in an amount equal to the amount previously agreed to in writing by the Borrower and the Administrative Agent. Such Administrative Fee shall be payable quarterly in advance commencing on the date of this Agreement and on each successive quarterly anniversary of such date, so long as the Term Loans or Commitments are outstanding on such date; provided that if the Borrower prepay the Term Loans in their entirety pursuant to Section 2.09(a) prior to the Maturity Date, a pro rata portion of the Administrative Fee relating to the period from the Maturity Date to the end of the applicable quarter shall be refundable.

(c)                               Time of Payment. The Borrower shall make payment of each Lender’s undrawn commitment fee and of the Administrative Agent’s Administrative Fee hereunder, not later than Noon (New York City time) on the date when due in Dollars and in immediately available funds, to the Administrative Agent. Upon receipt of any amount representing the undrawn commitment fee paid pursuant to this Section 2.06, the Administrative Agent shall pay such amount to the Lenders based upon their respective pro rata Shares.

Section 2.07. Repayments and Payments; Reductions in Commitments.

(a)                               Repayment of Loans. The Term Loans shall be repaid (i) in consecutive quarterly installments payable by the Borrower on the last Business Day of March, June, September and December of each year, commencing on the first such quarterly date following the second anniversary of the Funding Date and prior to the Maturity Date, in an aggregate principal amount on each such date equal to 5% of the initial aggregate principal amount of the Term Loans made on the Funding Date (subject to adjustment in accordance with clause (b) below) and (ii) on the Maturity Date, in the amount of all remaining unpaid principal amount of all Term Loans.

(b)                              Voluntary Prepayments. Subject, in the case of any Eurodollar Rate Loan, to Section 2.09(e), the Borrower shall have the right to prepay the Term Loans in whole at any time or in part from time to time without premium or penalty in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount or, if less, the outstanding principal amount of the Term Loans. The Borrower shall give notice (by telex or telecopier, or by telephone (confirmed in writing promptly thereafter)) (which shall be irrevocable) to the Administrative Agent and each Lender of each proposed prepayment hereunder, (x) with respect to Base Rate Loans, not later than 10:30 A.M. (New York City time) on the Business Day preceding the day of the proposed repayment and (y) with respect to Eurodollar Rate Loans, at least three Business Days prior to the day of the proposed prepayment, and in each case shall specify the proposed prepayment date (which shall be a Business Day), the aggregate principal amount of the proposed prepayment. Amounts prepaid under this clause (b) shall be applied to reduce remaining scheduled amortization payments required under clause (a) above in forward order of maturity.

(c)                               Interest on Principal Amounts Repaid. All prepayments and repayments under this Section 2.07 shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and any other amounts payable pursuant to Section 2.09(e) of this Agreement. All payments shall be made ratably for the account of all Lenders in accordance with the respective outstanding principal amounts of their Term Loans, subject to Section 2.12(b).

(d)                              Method and Place of Payment. All payments to be made by the Borrower on account of principal and interest on the Term Loans shall be made without setoff or counterclaim to the Administrative Agent, for the ratable account of each Lender, not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars and in same day funds. Whenever any payment with respect to the Term Loans shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided, however, that with respect to Eurodollar Rate Loans, if the next succeeding Business Day falls in another calendar month, such payments shall be made on the next preceding Business Day. The Administrative Agent shall remit to each Lender its pro rata Share of all such payments received in collected funds by the Administrative Agent for the account of such Lender in respect of which such payment is made.

(e)                               Order of Payment. Upon the occurrence and during the continuance of an Event of Default, all payments made by the Borrower to the Administrative Agent (other than any fee or indemnification payments not specifically designated under the terms of this Agreement as being for the benefit of the Lenders) shall be applied by the Administrative Agent, on behalf of each Lender based on its pro rata Share, (i) first, to the payment of expenses referred to in Section 9.02 hereof, (ii) second, to the payment of the fees referred to in Section 2.06 hereof, (iii) third, to the payment of accrued and unpaid interest on such Lender’s Base Rate Loans until all such accrued interest has been paid, (iv) fourth, to the payment of accrued and unpaid interest on such Lender’s Eurodollar Rate Loans until all such accrued interest has been paid, (v) fifth, to the payment of the unpaid principal amount of such Lender’s Base Rate Loans, and (vi) sixth, to the payment of the unpaid principal amount of such Lender’s Eurodollar Rate Loans.

(f)                                Reductions of Total Commitment. After the Effective Date and prior to the Funding Date, the Borrower shall have the right, upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, who will promptly notify the Lenders thereof, without premium or penalty, to permanently reduce or terminate the Total Commitment, in whole at any time or in part from time to time, in minimum aggregate amounts of $10,000,000 (unless the Total Commitment at such time is less than $10,000,000, in which case, in an amount equal to the Total Commitment at such time) and, if such reduction is greater than $10,000,000, in integral multiples of $5,000,000 in excess of such amount, provided that (i) any such reduction of the Total Commitment shall apply to the Commitment of each Lender in accordance with its pro rata Share of the aggregate of such reduction, and (ii) any such reduction in the Total Commitment shall be permanent.

Section 2.08. Use of Proceeds. The proceeds of the Term Loans made by the Lenders may be used for general corporate purposes of the Borrower.

Section 2.09. Special Provisions Governing Eurodollar Rate Loans. Notwithstanding any other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

(a)                               Determination of Interest Rate. As soon as practicable on an Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the Eurodollar Rate

Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender.

(b)                              Substituted Rate of Borrowing. In the event that on any Interest Rate Determination Date any Lender (including the Administrative Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(B), shall be made only after consultation with the Borrower and the Administrative Agent) that:

(i)                          by reason of any changes arising after the date of this Agreement affecting the Eurodollar market or affecting the position of that Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Eurodollar Rate with respect to the Eurodollar Rate Loans as to which an interest rate determination is then being made; or

(ii)                         by reason of (A) any change (including any changes proposed or published prior to the date hereof) after the date hereof in any applicable law or any governmental rule, regulation or order (or any interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation or order (including any thereof proposed or published, prior to the date hereof)) or (B) other circumstances affecting that Lender or the Eurodollar market or the position of that Lender in such market (such as, for example, but not limited to, official reserve requirements required by Regulation D to the extent not compensated pursuant to Section 2.11), the Eurodollar Rate shall not represent the effective pricing to that Lender for deposits in the applicable currency of comparable amounts for the relevant period;

then, and in any such event, that Lender shall be an Affected Lender and it shall promptly (and in any event as soon as possible after being notified of the Borrowing) give notice (by telephone confirmed in writing) to the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each other Lender) of such determination. Thereafter, the Borrower shall pay to the Affected Lender with respect to such Eurodollar Rate Loans, upon written demand therefor, but only if such demand is made within 30 days of the end of the Interest Period for such Interest Rate Determination Date, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Lender in its sole discretion shall reasonably determine) as shall be required to cause the Affected Lender to receive interest with respect to such Affected Lender’s Eurodollar Rate Loans for the Interest Period following that Interest Rate Determination Date (such Interest Period being an “Affected Interest Period”) at a rate per annum equal to the Eurodollar Margin in excess of the effective pricing to the Affected Lender for deposits in Dollars to make or maintain Eurodollar Rate Loans. A certificate as to additional amounts owed the Affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the Borrower and the Administrative Agent by the Affected Lender shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                               Required Termination and Prepayment. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurodollar Rate Loans (i) has become unlawful by, or would be inconsistent with, compliance by that Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), or (ii) has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the Eurodollar market, then, and in any such event, that Lender shall be an Affected Lender and it shall promptly give notice (by telephone confirmed in writing) to the Borrower and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender) of that determination. Subject to the prior withdrawal of a Notice of Borrowing or prepayment of the Eurodollar Rate Loans of the Affected Lender as contemplated by the following Section 2.09(d) hereof, the obligation of the Affected Lender to make Eurodollar Rate Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and the Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this Section 2.09(c) is made or earlier, when required by law, repay Eurodollar Rate Loans of the Affected Lender together with all interest accrued thereon.

(d)                              Options of the Borrower. In lieu of paying an Affected Lender such additional moneys as are required by Section 2.09(b), 2.09(h), 2.10 or 2.11 hereof or the prepayment of an Affected Lender required by Section 2.09(c), hereof but in no event in derogation of Section 2.09(e) hereof, the Borrower may exercise any one of the following options:

(i)                          If the determination by an Affected Lender relates only to Eurodollar Rate Loans then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower may by giving notice (by telephone confirmed in writing) to the Administrative Agent (who shall promptly give similar notice to each Lender) no later than the date immediately prior to the date on which such Eurodollar Rate Loans are to be made, continued or converted withdraw as to the Affected Lender that Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; or

(ii)                      Upon written notice to the Administrative Agent and each Lender, the Borrower may terminate the obligations of the Lenders to make Term Loans as, and to convert Term Loans into, Eurodollar Rate Loans and in such event, the Borrower shall, prior to the time any payment pursuant to Section 2.09(c) hereof is required to be made or, if the provisions of Section 2.09(d) hereof are applicable, at the end of the then current Interest Period, convert all of such Eurodollar Rate Loans into Base Rate Loans; or

(iii)                  The Borrower may give notice (by telephone confirmed in writing) to the Affected Lender and the Administrative Agent (who shall promptly give similar notice to each Lender) and require the Affected Lender to make the Eurodollar Rate Loan then being requested as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/Continuation as a Base Rate Loan or to convert its Eurodollar Rate Loan then outstanding that is so affected into a Base Rate Loan at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to Section 2.09(c) hereof), that notice to pertain only to the Term Loan of the Affected Lender and to have no effect on the obligations of the other Lenders to make or maintain Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans.

(e)                               Compensation. The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss (other than loss of margins) sustained by that Lender in connection with the re-employment of such funds), which that Lender may sustain with respect to its Eurodollar Rate Loans if for any reason (other than a default or error by that Lender) (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or a telephonic request for borrowing, (ii) any repayment or conversion of any of such Lender’s Eurodollar Rate Loans occurs on a date which is not the last day of the Interest Period applicable to that Eurodollar Rate Loan, (iii) any repayment of any such Lender’s Eurodollar Rate Loans is not made on any date specified in a notice of repayment given by the Borrower, or (iv) as a consequence of any other failure by the Borrower to repay such Lender’s Eurodollar Rate Loans when required by the terms of this Agreement.

(f)                                Affected Lender’s Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Lender under Section 2.09(b) or 2.09(c) hereof, it will, to the extent not inconsistent with such Lender’s internal policies, use reasonable efforts to make, fund or maintain the affected Term Loan of such Lender through another Applicable Lending Office if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans pursuant to Section 2.09(b) hereof would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Term Loan pursuant to Section 2.09(c) hereof would cease to exist and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Term Loan through such other Applicable Lending Office would not otherwise materially adversely affect such Term Loan or such Lender. The Borrower hereby agrees to pay all reasonable expenses incurred by any Lender in utilizing another Applicable Lending Office pursuant to this Section 2.09(f).

(g)                               Booking of Term Loans. Each Term Loan shall be booked by the Lender making such Term Loan at, to, or for the account of, its Applicable Lending Office for such Term Loan.

(h)                              Increased Costs. Except as provided in Section 2.09(b) or with respect to Taxes or Domestic Taxes imposed on or with respect to any payment made by the Borrower under this Agreement or any Note, which shall be governed by Section 2.13, if, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (whether or not proposed or published prior to the date hereof), or (y) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)                          any Lender (or its Applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)                      any reserve (including, without limitation, any imposed by the Board), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit (including participations therein) extended by, any Lender’s Applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans shall be imposed on any Lender or its Applicable Lending Office or the interbank Eurodollar market;

and as a result thereof there shall be any increase in the cost to that Lender of agreeing to make or making, funding or maintaining, continuing or converting to Eurodollar Rate Loans (except to the extent such Lender is entitled to compensation therefor during the relevant Interest Period pursuant to Section 2.07(e) or Section 2.11), or there shall be a reduction in the amount received or receivable by that Lender or its Applicable Lending Office, then the Borrower shall from time to time, upon written notice from and demand by that Lender (which shall be promptly furnished upon the Lenders being made subject thereto) (with a copy of such notice and demand to the Administrative Agent), pay to the Administrative Agent for the account of that Lender, within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Lender against such increased cost. A certificate as to the basis for and calculation of the amount of such increased cost, submitted to the Borrower and the Administrative Agent by that Lender, shall, absent manifest error, be final, conclusive and binding for all purposes.

(i)                                  Certain Requirements. Notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted after the date hereof, regardless of the date enacted or adopted.

(j)                                  Assumption Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.09 in respect of a Eurodollar Rate Loan shall be made as though that Lender had actually funded its Eurodollar Rate Loan through the purchase of a Eurodollar deposit, bearing interest at the Eurodollar Rate applicable to such Eurodollar Rate Loan in an amount equal to the amount of the Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit, from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculations of amounts payable under this Section 2.09.

(k)                              Eurodollar Rate Loans After Default. After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Administrative Agent may, upon the request of the Required Lenders, prohibit Term Loans from being converted into or continued as Eurodollar Rate Loans.

Section 2.10. Capital Requirements. If while any portion of the Total Commitment is in effect or any Term Loans are outstanding, any Lender determines that the adoption of any law, treaty, rule, regulation, guideline or order regarding capital adequacy or capital maintenance or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender, with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of increasing the amount of capital required to be maintained by such Lender or by any corporation controlling such Lender (including, without limitation, with respect to any Lender’s Commitment), then the Borrower shall from time to time, within 15 days of written notice and demand from such Lender (with a copy to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender or such corporation controlling such Lender, additional amounts sufficient to compensate such Lender or such corporation controlling such Lender for the cost of such additional required capital, to the extent such Lender or such corporation controlling such Lender determines such increase to be attributable to the existence, issuance or maintenance of such Term Loan or obligations for the account of the Borrower. A certificate showing in reasonable detail the computations made in arriving at such cost, submitted to the Borrower and the Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.11. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Eurodollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Eurodollar Loans additional interest on such Eurodollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of (a) (i) the applicable Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage over (b) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Business Days before each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section.

Section 2.12. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                               Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.06(a).

(b)                              If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01 or Section 8.04, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender under this Agreement for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.13. Taxes.

(a)                               Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on or measured by its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and (iii) taxes resulting from FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as its “Taxes”, and all such excluded taxes being hereinafter referred to as its “Domestic Taxes”). If the Borrower or the Administrative Agent (the “Withholding Agent”) shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions, (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the Withholding Agent is the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.07, the original or a certified copy of a receipt evidencing payment thereof.

(b)                              In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)                               The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) paid or payable by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, the Borrower shall not be obligated to indemnify any party hereunder pursuant to this Section for penalties, interest or similar liabilities arising therefrom or with respect thereto to the extent such penalties, interest or similar liabilities are attributable to the gross negligence or willful misconduct by such party. In addition, the Borrower agrees to indemnify the Administrative Agent and each Lender for all Domestic Taxes and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for (i) Taxes or Other Taxes imposed by any jurisdiction other than the United States or (ii) Domestic Taxes of the Administrative Agent or such Lender, as the case may be. This indemnification shall be made within 15 days from the date such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(d)                              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder or under any Note shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.13, (f), (g) and (h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (and the Borrower has not elected to reimburse such cost or expense) or would materially prejudice the legal or commercial position of such Lender.

(e)                               Without limiting the foregoing, at the times indicated herein, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN, W-8IMY (accompanied by a form W-8ECI, W-8BEN, W-9 and other certification documents from each beneficial owner, as applicable) or W-8ECI (in each case accompanied by any statements which may be required under applicable Treasury regulations), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to receive payments under this Agreement (i) without deduction or withholding of any United States federal income taxes or (ii) subject to a reduced rate of United States federal withholding tax, unless, in each case of clause (i) and (ii) of this Section 2.13(e), an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of such taxes. Such forms shall be provided (x) on or prior to the date of the Lender’s execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof, and on or prior to the date on which it becomes a Lender in the case of each other Lender, and (y) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by the Lender. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, United States withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.13(a) and shall not be subject to indemnification pursuant to Section 2.13(c), unless the assignor of such Lender was entitled, at the time of such assignment, to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to Section 2.13(a). In addition, to the extent that for reasons other than a change of treaty, law or regulation any Lender becomes subject to an increased rate of United States interest withholding tax while it is a party to this Agreement, United States withholding tax at such increased rate shall be considered excluded from “Taxes” as defined in Section 2.13(a).

(f)                                Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.

(g)                               If a payment made to a Lender hereunder or under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 2.13(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h)                              Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)                                  For any period with respect to which a Lender organized under the laws of a jurisdiction outside the United States has failed to provide the Borrower with the appropriate form in accordance with Section 2.13(e) (unless such failure is excused by the terms of Section 2.13(e)), such Lender shall not be entitled to indemnification under Section 2.13(a) or Section 2.13(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(j)                                  Each Lender shall severally indemnify the Administrative Agent for any Taxes and Domestic Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and Domestic Taxes and without limiting the obligation, if any, of the Borrower to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(k)                              Each party’s obligations under this Section 2.13 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement or any Note.

(l)                                  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses with respect to such refund of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

ARTICLE 3

CONDITIONS TO TERM LOANS

Section 3.01.              Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of each of the following conditions:

(a)                               On or before the Effective Date, the Borrower shall have delivered to the Lenders (or to the Administrative Agent with sufficient copies, originally executed where appropriate, for each Lender) each, unless otherwise noted, dated the Effective Date:

(i)                         Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to the Effective Date;

(ii)                      Copies of its Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;

(iii)                       Resolutions of its Board of Directors, directly or indirectly, approving and authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by the Borrower in connection herewith and, directly or indirectly, approving and authorizing the incurrence of the Term Loans, each certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)                     Signature and incumbency certificates with respect to the Persons executing this Agreement;

(v)                       Executed copies of this Agreement; and

(vi)                      Such other documents as the Administrative Agent may reasonably request.

(b)                              The Borrower shall have paid all fees and other amounts due and payable to the Agents and the Lenders on or before the Effective Date and for which invoices have been received by the Borrower reasonably in advance of the Effective Date.

(c)                               The Administrative Agent shall have received an originally executed copy of the favorable written opinions of Gibson, Dunn & Crutcher LLP, special counsel to the Borrower, and Jayne M. Donegan, Esq., Senior Associate General Counsel of the Borrower, each dated as of the Effective Date and substantially in the form of Exhibits B and C annexed hereto; the Borrower hereby expressly instructs such counsel to prepare such opinion and deliver it to the Lenders for their benefit and such opinion shall contain a statement to that effect.

(d)                              The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Davis Polk & Wardwell LLP, special counsel to the Agents, dated as of the Effective Date, substantially in the form of Exhibit D annexed hereto.

(e)                               The representations and warranties of the Borrower contained herein shall be true, correct and complete in all material respects as of the Effective Date.

(f)                                No Event of Default or Potential Event of Default shall have occurred and be continuing.

The Administrative Agent shall promptly notify the Borrower, the Lenders and the Administrative Agent of the satisfaction of the conditions set forth in this Section 3.01, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02.              Conditions to Making of Term Loans. The obligation of each Lender to make its Term Loan pursuant to a Notice of Borrowing is subject to satisfaction or waiver by the Required Lenders, on or prior to the Delayed Draw Expiration Date, of the following further conditions precedent:

(a)                               With respect to the Term Loans, the Administrative Agent shall have received, on or prior to 10:30 A.M. (New York City time) on the Funding Date, an originally executed Notice of Borrowing signed by any of the chief executive officer, the chief financial officer, the treasurer or any assistant treasurer of the Borrower (the furnishing by the Borrower of such Notice of Borrowing shall be deemed to constitute a representation and warranty of the Borrower that the condition set forth in Section 3.02(b) hereof will be satisfied on the Funding Date).

(b)                              The Acquisition shall have been, or substantially concurrently with the Borrowing on the Funding Date shall be, consummated pursuant to and substantially in accordance with the terms set forth in the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Lenders without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed)).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrower represents and warrants to each Lender as of the Effective Date that the following statements are true, correct and complete:

Section 4.01.              Organization, Powers and Good Standing. (a) Organization and Powers. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower has all requisite corporate power and authority (i) to own and operate its properties and to carry on its business as now conducted and proposed to be conducted, except where the lack of corporate power and authority would not have a Material Adverse Effect and (ii) to enter into this Agreement and to carry out the transactions contemplated hereby.

(b)                              Good Standing. The Borrower is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing would not have a Material Adverse Effect.

Section 4.02.              Authorization of Borrowing, Etc. (a) Authorization of Borrowing. The execution, delivery and performance of this Agreement, and the Borrowing, have been duly authorized by all necessary corporate action by the Borrower.

(b)                              No Conflict. The execution, delivery and performance by the Borrower of this Agreement and any Notes and the Borrowing do not and will not (i) violate any provision of law applicable to the Borrower or any of its Subsidiaries except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (ii) violate the Certificate of Incorporation or Bylaws of the Borrower or any of its Subsidiaries, (iii) violate any order, judgment or decree of any court or other Governmental Authority binding on the Borrower or any of its Subsidiaries, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except to the extent such conflict, breach or default would not reasonably be expected to result in a Material Adverse Effect, or (v) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Borrower or any of its Subsidiaries or (vi) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries other than such approvals and consents which (x) have been or will be obtained on or before the Effective Date or (y) the failure to obtain would not reasonably be expected to result in a Material Adverse Effect.

(c)                               Governmental Consents. The execution, delivery and performance by the Borrower of this Agreement and the issuance, delivery and performance by the Borrower of any Notes will not require on the part of the Borrower any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority other than any such registration, consent, approval, notice or other action which (i) has been duly made, given or taken or (ii) the failure to make, obtain, give or take would not reasonably be expected to result in a Material Adverse Effect.

(d)                              Binding Obligation. This Agreement is and any Notes to be issued when executed and delivered and each Term Loan when made will be a legally valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.03.              Financial Condition. The Borrower has delivered to the Lenders:

(a)                               the audited consolidated financial statements of the Borrower and its subsidiaries for the fiscal year ended December 29, 2012 and the unaudited interim financial statements of the Borrower and its subsidiaries for September 28, 2013 and the fiscal quarter and period of three fiscal quarters then ended (collectively, the “Financial Statements”). All such Financial Statements were prepared in accordance with generally accepted accounting principles except for the preparation of footnote disclosures for the unaudited statements. All such Financial Statements fairly present the consolidated financial position of the Borrower and its subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows of the Borrower and its subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments.

Section 4.04. No Material Adverse Change. Since December 29, 2012, there has been no change in the business, operations, properties, assets or financial condition of the Borrower or any of its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to the Borrower and its Subsidiaries, taken as a whole.

Section 4.05. Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, there is no action, suit, proceeding, governmental investigation (including, without limitation, any of the foregoing relating to laws, rules and regulations relating to the protection of the environment, health and safety) of which the Borrower has knowledge or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, domestic or foreign, pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries which is probable of being successful and which would have a Material Adverse Effect.

Section 4.06. Payment of Taxes. Except to the extent permitted by Section 5.03, all taxes, assessments, fees and other governmental charges upon the Borrower and each of its Subsidiaries and upon their respective properties, assets, income and franchises which are material to the Borrower and its Subsidiaries, taken as a whole, and were due and payable, have been paid.

Section 4.07.              Governmental Regulation. (a) Neither the Borrower nor any of its Subsidiaries is subject to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by this Agreement.

(b)                              Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.08. Securities Activities.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Section 4.09. ERISA Compliance. (a)          The Borrower and its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans and all Multiemployer Plans, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                              No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, as the case may be, which has resulted or would result in any liability to the PBGC (or any successor thereto) or to any other Person under Section 4062, 4063, or 4064 of ERISA, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                               Neither the Borrower nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under Part E of Title IV of ERISA to any Multiemployer Plan except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)                              The sum of the amount of unfunded benefit liabilities under all Pension Plans (excluding each Pension Plan with an amount of unfunded benefit liabilities of zero or less) which are required by

ERISA to be funded in the current fiscal year could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e)                               Neither the Borrower nor any of its ERISA Affiliates has incurred any accumulated funding deficiency (whether or not waived) with respect to any Pension Plan except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)                                Neither the Borrower nor any of its ERISA Affiliates has or reasonably expects to become subject to a lien in favor of any Pension Plan under Section 302(f) of ERISA except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

As used in this Section 4.09, the term “amount of unfunded benefit liabilities” has the meaning specified in Section 4001(a)(18) of ERISA, and the term “accumulated funding deficiency” has the meaning specified in Section 302 of ERISA and Section 412 of the Code.

Section 4.10.              Certain Fees. No broker’s or finder’s fee or commission will be payable by the Borrower with respect to the offer, issuance and sale of any Note or the Borrowing or the execution, delivery and performance of this Agreement.

Section 4.11.              Subsidiaries. Each of the Borrower’s Subsidiaries is a corporation, limited liability company or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate and similar constitutional powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to be in good standing or the failure to have such licenses, authorizations, consents or approvals would not reasonably be expected to result in a Material Adverse Effect.

Section 4.12.              Economic Sanctions and Anti-Corruption Matters. The Borrower has implemented and will maintain in effect and use reasonable efforts to enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrower, its directors and officers, its Subsidiaries and their respective, directors, executive officers and, to the knowledge of the Borrower, its and their respective employees, agents and Affiliates, are in compliance with Anti-Corruption Laws in all material respects. Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) located, organized or resident in a country that is the subject of comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Syria and North Korea (a “Target Country”) or (iii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, or engages in any dealings or transactions with, directly or indirectly, (x) any OFAC Listed Person or (y) the government of a Target Country (each OFAC Listed Person and each other entity described in clause (iii), a “Prohibited Person”). No part of the Term Loans will be used or made available, directly or indirectly, in connection with any investment in, or any transactions or dealings with, any Prohibited Person where such investments, transactions or dealings would reasonably be expected to cause the making, holding or receipt of any payment or exercise of any rights in respect of the Term Loan made by any Lender to violate any OFAC administered sanctions program applicable to such Lender, or for the purpose of financing the activities of, transactions with or acquiring an interest in any OFAC Listed Person, except to the extent licensed or otherwise approved by OFAC.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect or there is any Total Outstanding Amount, unless Required Lenders shall otherwise give prior written consent, it shall perform all covenants in this Article 5:

Section 5.01.              Financial Statements and Other Reports. The Borrower will maintain, and cause each of its subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP in effect from time to time. The Borrower will deliver to the Lenders (except to the extent otherwise expressly provided below in Section 5.01(b)):

(a)                               (i) as soon as practicable and in any event within 45 days after the end of each fiscal quarter ending after the Effective Date in the Borrower’s fiscal year the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such period, and the related consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries in each case certified by the chief financial officer or controller of the Borrower that they fairly present the financial condition of the Borrower and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows, subject to changes resulting from audit and normal year end adjustments, based on their respective normal accounting procedures applied on a consistent basis (except as noted therein);

(ii)                      as soon as practicable and in any event within 90 days after the end of each fiscal year the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for such fiscal year, accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Borrower which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Borrower and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as noted in such report) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)                              (i) together with each delivery of financial statements of the Borrower and its consolidated subsidiaries pursuant to subdivisions (a)(i) and (a)(ii) above, (A) an Officer’s Certificate of the Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP during and at the end of such accounting periods) with the restrictions contained in Section 6.03 and, in addition, a written statement of the chief accounting officer, chief financial officer, any vice president or the treasurer or any assistant treasurer of the Borrower describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to the Borrower’s compliance with Section 6.03 hereof;

(ii)                      promptly upon their becoming available but only to the extent requested by a Lender, copies of all publicly available financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Borrower or any Subsidiary to the public concerning material developments in the business of the Borrower and its Subsidiaries;

(iii)                  promptly upon the chairman of the board, the chief executive officer, the president, the chief accounting officer, the chief financial officer, the treasurer or the general counsel of the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.02, or (C) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole (other than any change which has been publicly disclosed), an Officer’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto; and

(iv)                  with reasonable promptness, such other information and data with respect to the Borrower or any of its subsidiaries as from time to time may be reasonably requested by any Lender.

Information required to be delivered pursuant to Sections 5.01(a) and 5.01(b)(ii) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at the website address listed on the signature pages hereof, at http://www.sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(b) and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a) and 5.01(b)(ii) to any Lender which requests such delivery. The information required to be delivered pursuant to Section 5.01(b) may be delivered electronically to the Administrative Agent.

Section 5.02.              Conduct of Business and Corporate Existence.

(a)                               Except as permitted by Section 6.01, the Borrower will at all times preserve and keep in full force and effect its corporate existence.

(b)                              Except as permitted by Section 6.01, the Borrower will at all times preserve and keep in full force and effect, and will cause each of its Subsidiaries to preserve and keep in full force and effect their respective rights and franchises of the business, except to the extent any such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 5.03.              Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property when due which are material to the Borrower and its Subsidiaries, taken as a whole, provided that no such amount need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor.

Section 5.04.              Maintenance of Properties; Insurance. The Borrower will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs and renewals thereto and replacements thereof, except to the extent the failure to so maintain, repair, renew or replace would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business and the material properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations and to the extent reasonably prudent may self-insure.

Section 5.05.              Inspection. The Borrower shall permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that any confidential information so obtained by any Lender shall remain confidential except where disclosure is mandated by applicable laws or such information otherwise becomes public other than by a breach by such Lender of this Section 5.05; provided further that this Section shall not prohibit any Lender from disclosing to any Agent (or any Agent from disclosing to any Lender) any Event of Default or Potential Event of Default.

Section 5.06.              Compliance with Laws. The Borrower and its Subsidiaries shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules and regulations relating to the disposal of hazardous wastes and asbestos in the environment and ERISA), noncompliance with which would have a Material Adverse Effect.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments shall be in effect or there is any Total Outstanding Amount, unless the Required Lenders shall otherwise give prior written consent, it will perform all covenants in this Article 6:

Section 6.01.              Merger. The Borrower may not consolidate with, merge with or into or sell, lease or otherwise transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless:

(a)                               the Borrower shall be the continuing Person, or the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or to which the properties and assets of the Borrower are sold, leased or transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an agreement, executed and delivered to the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, all of the obligations of the Borrower under this Agreement and the Notes;

(b)                              immediately before and immediately after giving effect to such transaction, no Event of Default and no Potential Event of Default shall have occurred and be continuing; and

(c)                               the Borrower shall deliver to the Lenders an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with Section 6.03) and an opinion of counsel, each stating that such consolidation, merger, sale, lease or transfer and such agreement comply with this Section 6.01 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.02.              Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) (other than Margin Stock) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)                          Liens in existence on the date hereof (including, in the case of the Beech Companies, in existence on the date hereof on assets of the Beech Companies) and modifications, extensions, renewals, replacements or refinancings thereof, provided that such Liens are not extended to cover any other property, assets or revenues;

(ii)                      Permitted Encumbrances;

(iii)                  Liens on accounts receivable sold with recourse;

(iv)                  Liens incurred in connection with the acquisition or capital improvement of property, plant or equipment by the Borrower or any of its Subsidiaries, provided that the principal amount of the indebtedness so secured shall not exceed in any case 100% of the cost to the Borrower or such Subsidiary of the property, plant or equipment acquired and provided, further, that each such Lien shall cover only the property, plant or equipment acquired or improved and the proceeds thereof, substitutions therefor and replacements thereof;

(v)                      Liens existing upon any property of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Borrower or its Subsidiaries, at the time of such merger, consolidation or acquisition; provided that such mortgage, pledge or other lien does not extend to any other property or assets, other than improvements to the property subject to such Lien; and

(vi)                  Liens (other than Liens permitted by clauses (i)-(v) above) securing obligations of the Borrower and its Subsidiaries (including Indebtedness) not in excess of an amount equal to the Pooled Basket Amount less the amount of unsecured Indebtedness of Subsidiaries permitted only pursuant to Section 6.05(a)(iii).

Nothing in this Section 6.02 shall prohibit the sale, assignment, transfer, conveyance or other disposition of any Margin Stock owned by the Borrower or any of its Subsidiaries at its fair value, or the creation, incurrence, assumption or existence of any Lien on or with respect to any Margin Stock.

Section 6.03.              Financial Covenant. The Borrower will not at any time permit Consolidated Indebtedness of Textron Manufacturing to exceed an amount equal to 65% of Consolidated Capitalization.

Section 6.04.              Use of Proceeds. Notwithstanding any provisions of this Agreement to the contrary, no portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X or any other regulation of the Board, or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

Section 6.05.              Subsidiary Indebtedness.

(a)                               The Borrower will not permit any of its Subsidiaries, other than Finance Companies, to incur or be liable in respect of any Indebtedness, other than:

(i)                            Indebtedness owing to the Borrower or another Subsidiary;

(ii)                        Indebtedness secured by a Lien permitted by Section 6.02; and

(iii)                    Unsecured Indebtedness not in excess of an amount equal to the Pooled Basket Amount less the amount of Indebtedness of the Borrower secured by Liens permitted only pursuant to Section 6.02(vi).

(b)                              The Borrower will not permit the Finance Company Leverage Ratio at any time to exceed 9 to 1.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

Section 7.01.              Failure to Make Payments When Due. Failure to pay any installment of principal of the Term Loans when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on the Term Loans or any other amount due under this Agreement when due and such default shall continue for 5 days; or

Section 7.02.              Default in Other Agreements. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than Indebtedness referred to in Section 7.01) in an individual principal amount of $100,000,000 or more or items of Indebtedness with an aggregate principal amount of $100,000,000 or more beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder or any grace period after the maturity thereof, or (ii) breach or default of the Borrower or any of its Subsidiaries (other than a default arising under any restrictive provision relating to any sale, pledge or other disposition of Margin Stock contained in a lending agreement to which any Lender or Affiliate thereof is a party) with respect to any other term of (x) any evidence of any Indebtedness in an individual principal amount of $100,000,000 or more or items of Indebtedness with an aggregate principal amount of $100,000,000 or more or (y) any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach shall continue for more than the period of grace, if any, specified therein and shall not at the time of acceleration hereunder be cured or waived; or

Section 7.03.              Breach of Certain Covenants. Failure of the Borrower to perform or comply with any term or condition contained in (i) Section 5.02, 6.01, 6.03 or 6.04 of this Agreement or (ii) Section 6.05(b) of this Agreement, and in the case of clause (ii) only, such failure to perform or comply shall continue unremedied or waived for five Business Days; or

Section 7.04.              Breach of Warranty. Any representation or warranty made by the Borrower in this Agreement or in any statement or certificate at any time given by the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

Section 7.05.              Other Defaults under Agreement. The Borrower shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in Section 7.01, 7.03 or 7.04 and such default shall not have been remedied or waived within 30 days after receipt of notice from the Administrative Agent or any Lender of such default; or

Section 7.06.              Involuntary Bankruptcy; Appointment of Receiver, etc. (a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (b) an involuntary case is commenced against the Borrower or any of its Restricted Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Borrower or any of its Restricted Subsidiaries for all or a substantial part of the property of the Borrower or any of its Restricted Subsidiaries is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Borrower or any of its Restricted Subsidiaries, and the continuance of any such events in subpart (b) for 60 days unless dismissed, bonded or discharged; or

Section 7.07.              Voluntary Bankruptcy; Appointment of Receiver, etc. The Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Borrower or any of its Restricted Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of the Borrower or any of its Restricted Subsidiaries, or the admission by the Borrower or any of its Restricted Subsidiaries in writing of its inability to pay its debts as such debts become due; or the board of directors of the Borrower or any Restricted Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

Section 7.08.              Judgments and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving individually or in the aggregate an amount in excess of $100,000,000 shall be entered or filed against the Borrower or any Restricted Subsidiary or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed, as the case may be, for a period of 30 days or in any event later than five days prior to the date of any proposed sale thereunder; or

Section 7.09.              Dissolution. Any order, judgment or decree shall be entered against the Borrower or any of its Restricted Subsidiaries decreeing the dissolution or split up of the Borrower or that Restricted Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

Section 7.10.              ERISA Title IV Liabilities. (a) The Borrower or any of its ERISA Affiliates shall terminate or suffer the termination of (by action of the PBGC or any successor thereto) any Pension Plan, or shall suffer the appointment of or the institution of proceedings to appoint a trustee to administer any Pension Plan, or shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date thereof or any subsequent date the sum of the Borrower’s and each ERISA Affiliate’s liabilities to the PBGC or any other Person under Sections 4062, 4063 and 4064 of ERISA (calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with the above described events could reasonably be expected to result in a Material Adverse Effect; or

(b)                              The Borrower or any of its ERISA Affiliates shall withdraw from any Multiemployer Plan and the aggregate amount of withdrawal liability (determined pursuant to Sections 4201 et seq. of ERISA) to which the Borrower and its ERISA Affiliates become obligated to all Multiemployer Plans requires annual payments that could reasonably be expected to result in a Material Adverse Effect; or

Section 7.11.              Change of Control. A Change of Control shall occur;

THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.06 or 7.07, the unpaid principal amount of and accrued interest on the Term Loans shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the Commitments and the obligation of each Lender to make its Term Loan hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Required Lenders may, by written notice to the Borrower, (A) terminate the Commitments and the obligation of each Lender to make its Term Loan hereunder shall thereupon terminate and/or (B) declare the unpaid principal amount of and accrued interest on the Term Loans to be, and the same shall forthwith become, immediately due and payable. Nevertheless, if at any time within 60 days after acceleration of the maturity of the Term Loans, the Borrower shall pay all arrears of interest and all payments on account of the principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all other fees and expenses then owed hereunder and all Events of Default and Potential Events of Default (other than non payment of principal of and accrued interest on the Term Loans, in each case due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.05, then the Required Lenders by written notice to the Borrower may (in their sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any termination of the Commitments or any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

ARTICLE 8

AGENTS

Section 8.01.              Appointment. Each of the Lenders hereby appoints and authorizes each Agent to act hereunder and under the other instruments and agreements referred to herein as its agent hereunder and thereunder. Each Agent agrees to act as such upon the express conditions contained in this Article 8. The provisions of this Article 8 are solely for the benefit of the Agents, and the Borrower shall not have any rights as a third party beneficiary of or any obligations under any of the provisions hereof other than Sections 8.05 and 8.06. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

Section 8.02.              Powers; General Immunity. (a) Duties Specified. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein as are specifically delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agents shall have only those duties and responsibilities which are expressly specified in this Agreement and each may perform such duties by or through its agents or employees. The duties of the Agents shall be mechanical and administrative in nature; and no Agent shall have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender or its Affiliates, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

(b)                              No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or the Term Loans, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to any Lender or by or on behalf of the Borrower to such Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Term Loans, or of the existence or possible existence of any Event of Default or Potential Event of Default.

(c)                               Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees or agents shall be responsible or liable to any Lender for any action taken or omitted hereunder or under the Notes or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. If an Agent shall request instructions from any Lender with respect to any act or action (including the failure to take an action) in connection with this Agreement, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders. Without prejudice to the generality of the foregoing, (i) the Agents shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein or therein in accordance with the instructions of the Required Lenders. The Agents shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein or therein unless and until it has obtained the instructions of the Required Lenders.

(d)                              Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its respective individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, each of JPMorgan Chase, Citibank, N.A., Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Agents in their respective individual capacity. Each of JPMorgan Chase, Citibank, N.A., Bank of

America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate or Subsidiary of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any such Affiliate or Subsidiary for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 8.03.              Representations and Warranties; No Responsibility for Appraisal of Creditworthiness. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower in connection with the making of the Term Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Borrower. No Agent shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any Lender or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of the Term Loans or any time or times thereafter, and no Agent shall further have any responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders.

Section 8.04.              Right to Indemnity. Each Lender severally in accordance with its Applicable Percentage agrees to indemnify each Agent and the officers, directors, employees, agents and advisors and affiliates of each of them to the extent such Agent shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable counsel fees and disbursements) or reasonable disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder or under the Notes or in any way relating to or arising out of this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent’s gross negligence or willful misconduct. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

Section 8.05.              Resignation by or Removal of the Agents. (a) Any Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below. In addition, in the event the Administrative Agent becomes a Defaulting Lender, the Administrative Agent may be removed by the Borrower, with the consent of the Required Lenders.

(b)                              Upon any such notice of resignation or upon any such removal, the Required Lenders shall appoint a successor Agent who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least $500 million.

(c)                               In the case of resignation of an Agent, if a successor Agent shall not have been so appointed within said 30 day period, the resigning Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve in the same capacity as the resigning Agent until such time, if any, as the Required Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

Section 8.06.              Successor Agents. Any Agent may resign at any time as provided in Section 8.05 hereof. Upon any such notice of resignation, the Required Lenders shall have the right, upon five days’

notice to the Borrower and subject to Section 8.05 hereof, to appoint a successor Agent. Upon the acceptance of any appointment by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as an Agent under this Agreement. After any retiring Agent’s resignation hereunder as an Agent the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

Section 8.07.              Other Agents. Nothing in this Agreement shall impose upon any Agent other than the Administrative Agent any duty or liability whatsoever in its capacity as an Agent.

ARTICLE 9

MISCELLANEOUS

Section 9.01.              Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders, except as permitted by Section 6.01.

(b)                              Any Lender may make, carry or transfer the Term Loan at the time owing to it at, to or for the account of, any of its branch offices or the offices of an Affiliate of such Lender, provided that doing so shall not cause the Borrower to incur any additional costs hereunder at the time of such transfer.

(c)                               Any Lender may assign its rights and delegate its obligations under this Agreement and further may sell participations in all or any part of the Term Loan made by it or its Commitment at the time owing to it or any other interest herein to another bank or other entity; provided that (i) in the case of an assignment, such Lender shall (A) give to the Borrower and the Administrative Agent prior notice thereof, and, in the case of any assignment, the Borrower and the Administrative Agent shall, except as set forth in the last sentence of this Section 9.01(c), have consented thereto (such consent not to be unreasonably withheld or delayed) and (B) comply with Section 9.01(e) hereof and thereupon, the assignee (the “Purchasing Lender”) shall have, to the extent of such assignment (unless otherwise provided thereby), the rights and benefits described in Section 9.01(e) hereof, and (ii) in the case of a participation, except as set forth below, (A) the participant shall not have any rights under this Agreement or any other document delivered in connection herewith (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto); provided that a participation agreement may provide that a Lender will not agree to any modification, amendment or waiver of any provision in this Agreement described in clause (i), (ii), or (iv) of Section 9.05(b) without the consent of the participant and (B) all amounts payable by the Borrower under Sections 2.09(e) and 2.09(h) hereof shall be determined as if the Lender had not sold such participation. Except with respect to interest rate, principal amount of the Term Loan, fees, scheduled dates for payment of principal or interest or fees, scheduled termination of commitments and commitment amounts, a Lender will not in any such participation agreement restrict its ability to make any modification, amendment or waiver to this Agreement without the consent of the participant. Any Lender may furnish any information concerning the Borrower in possession of such Lender from time to time to Affiliates of such Lender and to assignees and participants (including prospective assignees and participants), provided, however, that (i) except when such information is furnished to an Affiliate, the furnishing Lender shall give the Borrower prior notice of any furnishing of non public information (ii) the recipient shall agree to the terms of this Section 9.01 hereof and (iii) the furnishing of such information (and the nature, manner and extent thereof) by any Lender to its Affiliates and such assignees and participants shall be further governed by the relevant agreement, assignment or participation agreement relating to such arrangement, assignment or participation, as the case may be. Notwithstanding anything to the contrary in the foregoing, (A) any Lender may, without the consent of the Borrower or the

Administrative Agent, assign any of its rights and interests in Term Loans hereunder to (x) a federal reserve bank, (y) another Lender (other than a Defaulting Lender) or (z) any Affiliate of such Lender; (B) no consent of the Borrower to an assignment shall be required if at the time an Event of Default exists; (C) the Borrower shall be deemed to have consented to any assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within fifteen Business Days after having received notice thereof, and (D) no assignment may be made to (x) the Borrower or any of its Affiliates or (y) to a natural person.

(d)                              Except pursuant to an assignment permitted by this Agreement but only to the extent set forth in such assignment, no Lender shall, as between the Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, transfer or negotiation of, or granting of participations in, all or any part of the Term Loan or Commitment of at the time owing to that Lender or other obligations owed to such Lender.

(e)                               Subject to Section 9.01(c), any Lender may at any time assign to one or more Lenders or other financial institutions all, or a proportionate part of all, of its rights and obligations under this Agreement, provided that (i) the minimum amount of such assignment shall be equivalent to (A) if the Purchasing Lender is not a Lender hereunder, $10,000,000 or the aggregate amount of the assigning Lender’s Commitment (or if the Funding Date has occurred, of the outstanding principal amount of the assigning Lender’s Term Loan), whichever is less and (B) if the Purchasing Lender is a Lender hereunder, $5,000,000 or the aggregate amount of the assigning Lender’s Commitment (or if the Funding Date has occurred, of the outstanding principal amount of the assigning Lender’s Term Loan), whichever is less and (ii) after giving effect to such assignment, the Commitment of the assigning Lender (or if the Funding Date has occurred, the outstanding principal amount of the assigning Lender’s Term Loan) is equivalent to not less than $10,000,000, unless such assigning Lender shall have assigned all of its rights and obligations under this Agreement. Any assignment made pursuant to Section 9.01(c) hereof shall be made pursuant to a Transfer Supplement, substantially in the form of Exhibit G annexed hereto, executed by the Purchasing Lender, the transferor Lender, the Borrower and the Administrative Agent. Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Borrower, (iii) payment by such Purchasing Lender to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Purchasing Lender, and (iv) payment by such Purchasing Lender or transferor Lender (as they shall mutually agree) to the Administrative Agent of a non refundable fee of $3,500 to cover administrative and other expenses which may be incurred in connection with such assignment, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have the rights (including without limitation the benefits of Sections 2.09 and 2.10) and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and thereto with the pro rata Share of the applicable Commitment (or if the Funding Date has occurred, of the applicable Term Loan) set forth in such Transfer Supplement, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of pro rata Shares arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Term Loans. Upon the consummation of any transfer to a Purchasing Lender pursuant to this paragraph (e), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, a replacement Note is issued to such transferor Lender and a new Note or, as appropriate, a replacement Note, if requested, issued to such Purchasing Lender, in each case in principal amounts reflecting their pro rata Shares or, as appropriate, their outstanding Term Loan, as adjusted pursuant to such Transfer Supplement. Notwithstanding anything to the contrary contained in this Agreement, neither the Borrower nor any of its Affiliates nor any Defaulting Lender may be a Purchasing Lender.

(f)        Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.02.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to promptly pay (a) all the actual and reasonable out of pocket costs and expenses of the Agents in connection with the negotiation, preparation and execution of this Agreement; (b) the reasonable fees, expenses and disbursements of Davis, Polk & Wardwell LLP, special counsel to the Agents, in connection with the negotiation, preparation, execution and administration of this Agreement, the Term Loans and any amendments and waivers hereto or thereto; and (c) all costs and expenses (including attorneys’ fees, expenses and disbursements, and costs of settlement) incurred by the Lenders in enforcing any obligations of or in collecting any payments due from the Borrower hereunder by reason of the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or otherwise.

Section 9.03.    Indemnity. In addition to the payment of expenses pursuant to Section 9.02 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold each Agent and each Lender and the officers, directors, employees, agents, advisors and affiliates of each of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Lenders’ agreement to make the Term Loans or the use or intended use of the proceeds of any of the Term Loans hereunder (the “indemnified liabilities”); provided that, the Borrower shall have no obligation to any Indemnitee hereunder to the extent that such indemnified liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

Section 9.04.    Setoff. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Term Loan held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Term Loan held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Term Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Term Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Agreement. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Term Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05.    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any Note or consent to any departure by the Borrower therefrom shall in any event be effective without the written concurrence of the Required Lenders; provided that (a) any amendment, modification, termination or waiver (i) of any provision that expressly requires the approval or concurrence of all Lenders, (ii) of any provision that affects the definition of “Required Lenders”, (iii) of any of the provisions contained in Section 7.01 hereof and this Section 9.05 or (iv) of any of the pro rata requirements of Section 2.04, Section 2.06, Section 2.07 or Section 9.04, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders, and (b) any amendment, modification, termination or waiver (i) of any provision that increases the principal amount of the Commitments or the Term Loans, changes a Lender’s pro rata Share or affects the definition of “Maturity Date”, (ii) that decreases the amount or changes the due date of any amount payable in respect of the fees payable hereunder, (iii) of any of the provisions contained in Sections 2.09(b) and 2.09(c) hereof or (iv) that decreases the principal of or interest rates borne by the Term Loans or any interest thereon, or postpones the payment of principal or interest due on the Term Loans, shall be effective only if evidenced by a writing signed by or on behalf of each Lender affected thereby; provided that no consent of any Defaulting Lender shall be required pursuant to clause (a) above as to any modification that does not adversely affect such Defaulting Lender in a non-ratable manner. No amendment, modification, termination or waiver of any provision of Article 8 hereof or any of the rights, duties, indemnities or obligations of any Agent, as agent shall be effective without the written concurrence of such Agent. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.05 shall be binding upon each present or future Lender and, if signed by the Borrower, on the Borrower.

Section 9.06.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

Section 9.07.    Notices. Unless otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.07) shall be: (a) in the case of the Borrower, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of the Administrative Agent, at its address, facsimile number or telex number in New York City set forth on the signature pages hereof, (c) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (d) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

Section 9.08.    Survival of Warranties and Certain Agreements. (a) All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.

(b)        Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.09(e), 2.09(h), 2.13, 9.02 and 9.03 and the agreements of Lenders set forth in Sections 8.02(c), 8.04, 9.04 and 9.05 shall survive the payment of the Term Loans and the termination of this Agreement.

Section 9.09.    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.10.    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or the Term Loans shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Term Loans are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 9.11.    Severability. In case any provision in or obligation under this Agreement or Term Loan shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations thereof, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.12.    Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 9.13.    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 9.14.    Applicable Law, Consent to Jurisdiction, Limitation of Liability.

(a)        THIS AGREEMENT, THE NOTES AND THE TERM LOANS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b)        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT OR THE NOTES MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)        No Indemnitee shall be liable for any damages to the Borrower arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such person is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

Section 9.15.    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto (and Indemnitees) and the successors and assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Term Loans and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Borrower’s rights hereunder may not be assigned without the written consent of all the Lenders except pursuant to a merger, consolidation or sale, lease or transfer of assets permitted by Section 6.01 hereof. The Lenders’ rights of assignment are limited by and subject to Section 9.01 hereof. The Borrower may, in its sole discretion, upon ten (10) days’ prior written notice, prior to the Funding Date, replace any of the Lenders with one or more Lenders provided that (i) the Lender being replaced has concurrently therewith been paid in full all amounts due to such Lender hereunder, (ii) the full amount of the Commitments remains unchanged and (iii) the percentages of the total Commitments allocated to each other Lender (or any successors thereto) remains unchanged unless the prior written consent from such Lender has been obtained. Any such Lender so replaced shall, upon written request of the Borrower, execute and deliver such instruments and agreements as are reasonably necessary to accomplish the same.

Section 9.16.    Counterparts; Effectiveness; Integration. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective on such date (the “Effective Date”) as (i) a counterpart hereof shall be executed by each of the parties hereto and copies hereof shall be delivered to the Borrower and the Administrative Agent and (ii) the conditions set forth in Section 3.01 shall be satisfied. This Agreement and the Notes (and, as applicable, the fee letters entered into in connection herewith) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.17.    No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the Term Loans contemplated by this Agreement and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, Lender or Affiliate, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower:

TEXTRON INC.

By:	/s/ Mary F. Lovejoy
Name:	Mary F. Lovejoy
Title:	VP & Treasurer

Notice Address:
Textron Inc.
40 Westminster Street
Providence, RI 02903
Attention: Treasurer

Telephone No. (401) 457-6009
Telecopy No. (401) 457-3533

with a copy to:
Textron Inc.
40 Westminster Street
Providence, RI 02903
Attention: General Counsel

Website for the delivery of information pursuant
to Section 5.01(b)(iv):
http://www.textron.com

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as Lender

By:	/s/ Gene R. Riego de Dios
Name:	Gene R. Riego de Dios
Title:	Vice President

Notice Address:
JPMorgan Chase Bank, N.A.
JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, New York 10179
Attention: Heshan Wanigasekera

Telephone No. (302) 634-4166
Telecopy No. (302) 634-8459
E-mail: heshan.s.wanigasekera@jpmorgan.com

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a
Lender

By:	/s/ Lindsay Kim

Name:	Lindsay Kim
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

[Signature Page to Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ,
Ltd., as a lender

By:	/s/ Maria Iarriccio
Name:	Maria Iarriccio
Title:	Vice President

[Signature Page to Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

[Signature Page to Credit Agreement]

Fifth Third Bank, as a Lender

By:	/s/ David B. Edwards
Name:	David B. Edwards
Title:	Managing Director

[Signature Page to Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Michael A. Richards
Name:	Michael A. Richards
Title:	Senior Vice President
PNC Bank, National Association

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Donald G. Cassidy, Jr.
Name:	Donald G. Cassidy, Jr.
Title:	Managing Director

[Signature Page to Credit Agreement]

US Bank, National Association, as a Lender

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

[Signature Page to Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Haifeng Xu
Name:	Haifeng Xu
Title:	Assistant General Manager

[Signature Page to Credit Agreement]

DBS Bank Ltd., Los Angeles Agency, as a Lender

By:	/s/ James McWalters
Name:	James McWalters
Title:	General Manager

[Signature Page to Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ David Simpson
Name:	David Simpson
Title:	Vice President

[Signature Page to Credit Agreement]

Synovus Bank, as a Lender

By:	/s/ Aaron Hill
Name:	Aaron Hill
Title:	Corporate Banker

[Signature Page to Credit Agreement]

The Bank of East Asia, Ltd., New York Branch, as a Lender

By:	/s/ James Hua
Name:	James Hua
Title:	SVP

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	SVP

[Signature Page to Credit Agreement]

THE NORTHERN TRUST
COMPANY, as a Lender

By:	/s/ Charles R. Davis
Name:	Charles R. Davis
Title:	Officer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Eric Frandson
Name:	Eric Frandson
Title:	Managing Director

[Signature Page to Credit Agreement]

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$40,000,000
Bank of America, N.A.	$40,000,000
Citibank, N.A.	$40,000,000
The Bank of Tokyo-Mitsubishi UFJ, LTD.	$40,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
Fifth Third Bank	$50,000,000
PNC Bank, National Association	$25,000,000
The Bank of New York Mellon	$25,000,000
U.S. Bank, National Association	$25,000,000
Bank of China, New York	$20,000,000
DBS Bank Ltd., Los Angeles Agency	$20,000,000
SunTrust Bank	$20,000,000
Synovus Bank	$20,000,000
The Bank of East Asia, Limited	$20,000,000
The Northern Trust Company	$20,000,000
Wells Fargo Bank, N.A.	$20,000,000
Total	$500,000,000

PRICING SCHEDULE

Each of “Undrawn Commitment Fee Rate”, “Eurodollar Margin” and “Base Rate Margin” means, for any date, the rate set forth below in the row opposite such term and under the column corresponding to the “Pricing Level” at such date:

	Level I	Level II	Level III	Level IV	Level V
Undrawn Commitment Fee Rate	0.125%	0.175%	0.225%	0.25%	0.30%
Eurodollar Margin	1.125%	1.25%	1.50%	1.75%	2.00%
Base Rate Margin	0.125%	0.25%	0.50%	0.75%	1.00%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s and BBB+ or higher by Fitch.

“Level II Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated BBB by S&P, Baa2 by Moody’s and BBB by Fitch.

“Level III Pricing” applies at any date if, at such date, the Borrower’s long-term debt is rated BBB- by S&P, Baa3 by Moody’s and BBB- by Fitch.

“Level IV Pricing” applies at any date, if at such date, the Borrower’s long-term debt is rated BB+ by S&P, Ba1 by Moody’s and BB+ by Fitch.

“Level V Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Fitch” means Fitch Ratings Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business of such date.

If the Borrower is split-rated, then for purposes of determining the applicable Pricing Level, (a) if the S&P and Moody’s ratings are the same, all three ratings will be deemed to be at that level, (b) if the S&P and Moody’s ratings are not the same, and the ratings differential is one level, all three ratings will be deemed to be at the higher level of S&P and Moody’s and (c) if the S&P and Moody’s ratings are not the same and the ratings differential is two levels or more, all three ratings will be deemed to be at a level one notch lower than the higher of S&P and Moody’s.

EXHIBIT A to

Credit Agreement

TEXTRON INC.

PROMISSORY NOTE

New York, New York
, 20

FOR VALUE RECEIVED, the undersigned TEXTRON INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to                        or registered assigns (the “Payee”) for the account of its Applicable Lending Office, on the maturity date provided for in the Credit Agreement (as defined below), the unpaid principal amount of each Term Loan made by the Payee to the Borrower pursuant to the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Term Credit Agreement dated as of January 24, 2014 (such Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) among the Borrower, the Lenders listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent.

This Note is one of the Borrower’s “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds, in accordance with the terms of the Credit Agreement. Each of the Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part thereof it will make a notation on the Schedule attached hereto of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding

Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that in the event that the day on which payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

This Note is subject to prepayment at the option of the Borrower as provided in Section 2.07(b) of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be (shall automatically become and be declared to be, in the case of certain Events of Default relating to bankruptcy matters), due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Borrower promises to pay all costs and expenses, including attorneys’ fees, all as provided in Section 9.02 of the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

The Credit Agreement and this Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

TEXTRON INC.

By:
Name:
Title:

A-2

EXHIBIT A

LOANS AND PRINCIPAL PAYMENTS SCHEDULE

			Amount of	Outstanding
	Type of	Amount of	Principal	Principal
	Loan Made	Loan Made	Paid This	Balance	Notation
Date	This Date	This Date	Date	This Date	Made By

A-3

EXHIBIT B to

Credit Agreement

OPINION OF SPECIAL COUNSEL

FOR THE

BORROWER

[Letterhead of Gibson, Dunn & Crutcher LLP]

[DATE]

The Lenders listed on Schedule I hereto

and the Agent party to the

Credit Agreement referred to below

(collectively, the “Lender Parties”)

c/o JPMorgan Chase Bank, N.A.,

as Agent

383 Madison Avenue

New York, New York 10179

Re:                                          Textron Inc. – Term Credit Agreement dated as of January 24, 2014

Ladies and Gentlemen:

We have acted as counsel to Textron Inc., a Delaware corporation (the “Company”) in connection with the Term Credit Agreement dated as of January 24, 2014 (the “Credit Agreement”) by and among the Company, certain lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent (in such capacity the “Agent”) and a Lender. Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement.

In rendering this opinion, we have examined the original or a copy, certified or otherwise identified to our satisfaction as being a true copy, of the Credit Agreement, including the Exhibits and Schedules thereto.

We have assumed without independent investigation that:

(a)                       The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

(b)                      (1) The Company is a validly existing corporation in good standing under the laws of the State of Delaware and has all requisite corporate power to execute and deliver the Credit Agreement and to perform its obligations thereunder, (2) the execution and delivery of the Credit Agreement by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate action and except as specifically addressed in our opinions in paragraph 2 below, do not violate any law, rule, regulation, order, judgment or decree applicable to the Company, and (3) the Credit Agreement has been duly executed and delivered by the Company; and

(c)                       There are no agreements or understandings between or among any of the parties to the Credit Agreement or third parties that would expand, modify or otherwise affect the terms of the Credit Agreement or the respective rights or obligations of the parties thereunder.

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Company in the Credit Agreement, a certificate of an officer of the Company, a copy of which is attached hereto, or certificates obtained from public officials and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1.                    The Credit Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

2.                    The execution and delivery by the Company of the Credit Agreement, and the performance of its obligations thereunder do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York under, any law, rule or regulation of the State of New York applicable to the Company that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Credit Agreement.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.                        We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, or any other federal or state securities laws, rules or regulations.

B.                         Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.                         We express no opinion regarding (a) the effectiveness of (i) any waiver (whether or not stated as such) under the Credit Agreement of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) any waiver (whether or not stated as such) contained in the Credit Agreement of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provision in the Credit Agreement waiving the right to object to venue in any court; (v) any agreement to submit to the jurisdiction of any Federal Court; (vi) any waiver of the right to jury trial; (vii) any provision purporting to establish evidentiary standards; (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others; or (ix) any right of setoff to the extent asserted by a participant in the rights of a Lender under the Credit Agreement; or (b) the availability of damages or other remedies not specified in the Credit Agreement in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses). In addition, we advise you that some of the provisions of the Credit Agreement may not be enforceable by a Lender acting individually (as opposed to the Lenders acting through the Agent).

This opinion is rendered as of the date hereof to the Lender Parties in connection with the Credit Agreement and may not be relied upon by any person other than the Lender Parties or by the Lender Parties in any other context. The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Credit Agreement, or (v) to any potential permitted assignee of or participant in the interest of any Lender Party under the Credit Agreement for its information. This opinion may not be quoted without the prior written consent of this Firm. Notwithstanding the foregoing, parties referred to in clause (v) of this paragraph who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof).

Very truly yours,

SCHEDULE I – LENDER PARTIES

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Citibank, N.A.

The Bank of Tokyo-Mitsubishi UFJ, LTD.

Sumitomo Mitsui Banking Corporation

Fifth Third Bank

PNC Bank, National Association

The Bank of New York Mellon

U.S. Bank, National Association

Bank of China, New York

DBS Bank Ltd., Los Angeles Agency

SunTrust Bank

Synovus Bank

The Bank of East Asia, Limited

The Northern Trust Company

Wells Fargo Bank, N.A.

Textron Inc.

Officer’s Certificate

[DATE]

The undersigned, Mary F. Lovejoy, does hereby certify to Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), in her capacity as an officer of Textron Inc., a Delaware corporation (the “Company”), in connection with the Term Credit Agreement dated as of January 24, 2014 (the “Credit Agreement”) by and among the Company, certain lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as Agent (the “Agent”) and a Lender, as follows:

1.                                    I am the duly elected and incumbent Vice President and Treasurer of the Company and am authorized to execute this Certificate on behalf of the Company.

2.                                    I recognize and acknowledge that this Certificate is being furnished to Gibson Dunn in connection with their delivery of their legal opinion of even date herewith pursuant to Section 3.01(c) of the Credit Agreement (the “GDC Opinion”). I further understand that Gibson Dunn is relying to a material degree on this Certificate in rendering that opinion. On behalf of the Company, I hereby authorize such reliance.

3.                                    I have asked such questions regarding the meaning of any of the provisions of this Certificate as I have considered necessary.

4.                                    To the best of my knowledge, each and all of the representations and warranties as to factual matters relating to the Company contained in the Credit Agreement are true and correct in all material respects as of the date of such agreement and as of the date hereof.

5.                                    To the best of my knowledge, there are no agreements or understandings between or among the Agent, the Lenders, the Company, the Company’s Subsidiaries or third parties that would expand, modify or otherwise affect the terms of the Credit Agreement referred to in the GDC Opinion or the respective rights or obligations of the parties thereunder.

Capitalized terms used herein and not defined herein have the meanings given to such terms in the Credit Agreement. This Certificate may be executed in two or more counterparts. A copy of this Certificate executed and delivered by facsimile or email transmission shall be valid for all purposes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

Name:	Mary F. Lovejoy
Title:	Vice President and Treasurer

EXHIBIT C to

Credit Agreement

OPINION OF COUNSEL

FOR THE

BORROWER

[Letterhead of Textron Inc.]

[DATE]

JPMorgan Chase Bank, N.A.

as Administrative Agent

383 Madison Avenue

New York, New York 10179

and

The Lenders Party to the

Credit Agreement Referenced Below

Re:                              Term Credit Agreement dated as of January 24, 2014 among Textron Inc., the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent

Ladies and Gentlemen:

I am the Senior Associate General Counsel of Textron Inc., a Delaware corporation (the “Borrower”). This opinion is rendered to you pursuant to Section 3.01(c) of the Term Credit Agreement dated as of January 24, 2014 (the “Credit Agreement”) among the Borrower, the Lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”), Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent. The undersigned has prepared this opinion and delivered it to the Lenders for their benefit at the request of the Borrower. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

In my capacity as Senior Associate General Counsel I have examined originals, or copies identified to my satisfaction, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I am familiar, either directly or by inquiry of other officers or employees of the Borrower and its Subsidiaries or others, and/or through examination of the Borrower’s and its Subsidiaries’ books and records, with the business, affairs and records of the Borrower and its Subsidiaries requisite to giving this opinion. Where and as this opinion states conclusions based upon the absence of facts, I have received in the course of my employment no contrary information and would expect to receive such information if an officer of the Borrower had notice thereof.

I have been furnished with, and have obtained and relied without independent investigation upon, such certificates and assurances from public officials as I have deemed necessary or appropriate. In my examinations, I have assumed (a) the genuineness of all signatures as to all parties other than the Borrower, the conformity to original documents of all documents submitted to them as copies or drafts and the authenticity of such originals of such latter documents, (b) as to all Persons other than the Borrower, the due completion, execution, acknowledgment as indicated thereon and delivery of documents recited herein and therein and the validity and enforceability against all parties thereto, and (c) that each Person other than the Borrower which is a party to the Credit Agreement has full power, authority and legal right, under its charter and other governing documents, corporate legislation and the laws of its jurisdiction of incorporation, to perform its respective obligations under the Credit Agreement.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am opining herein only as to the United States federal laws and the corporate laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that:

1.                                    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into the Credit Agreement and to carry out the transactions contemplated thereby.

2.                                    The Borrower is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have a Material Adverse Effect.

3.                                    The execution, delivery and performance of the Credit Agreement and the borrowing of the Term Loans have been duly authorized by all necessary corporate action by the Borrower.

4.                                    The execution, delivery and performance by the Borrower of the Credit Agreement and the borrowing of the Term Loans do not and will not (i) violate any provision of law applicable to the Borrower, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (ii) violate the Restated Certificate of Incorporation or Amended and Restated By-laws, each, as amended, of the Borrower, (iii) to my knowledge (after inquiry), violate any order, judgment or decree of any court or other agency of government binding on the Borrower, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries that is filed as an exhibit to the most recent Form 10-K filed by the Borrower with the Securities and Exchange Commission, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect, (v) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Borrower or any of its Subsidiaries under any such Contractual Obligation or (vi) require any approval of stockholders or any approval or consent of any Person under any such Contractual Obligation.

5.                                    The execution, delivery and performance by the Borrower of the Credit Agreement will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body other than any such registration, consent, approval, notice or other action which (i) has been or, with respect to filings with the Securities and Exchange Commission, will be duly made, given or taken or (ii) the failure to make, obtain, give or take would not reasonably be expected to result in a Material Adverse Effect.

6.                                    Except as disclosed in the Financial Statements delivered to the Lenders pursuant to Section 4.03 of the Credit Agreement, to my knowledge (after inquiry), there is no action, suit, proceeding, governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, pending or, to my knowledge threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries which is probable of being successful and which would have Material Adverse Effect.

7.                                    The Borrower is not subject to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by the Credit Agreement.

8.                                    Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

I am furnishing this opinion to you solely in connection with the entry by the Borrower into the Credit Agreement; the opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express permission.

Very truly yours,

Exhibit D to

Credit Agreement

[Letterhead of

Davis Polk & Wardwell LLP]

[Date]

To the Lenders and the Agents Referred to Below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

We have participated in the preparation of the Term Credit Agreement dated as of January 24, 2014 (the “Credit Agreement”) among Textron Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Citibank, N.A. and Bank of America, N.A., as Syndication Agents (the “Syndication Agents”), and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agents (the “Documentation Agent” and together with the Administrative Agent and the Syndication Agents, the “Agents”), and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1.                                    The execution, delivery and performance by the Borrower of the Credit Agreement are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

2.                                    The Credit Agreement constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

Very truly yours,

D-2

Exhibit E-1 to

Credit Agreement

FORM OF NOTICE OF BORROWING

Pursuant to Section 2.01(b) of that certain Term Credit Agreement dated as of January 24, 2014 among Textron Inc., a Delaware corporation (the “Borrower”), the Lenders listed therein (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”), Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent (such Agreement as amended to the date hereof being the “Credit Agreement”), this represents the undersigned Borrower’s request to borrow on               , 20     from the Lenders in accordance with each Lender’s Pro Rata share                      as [Base Rate/Eurodollar Rate] Loans. [The initial Interest Period for such Term Loans is requested to be a                    period.] The proceeds of such Term Loans are to be deposited in the Borrower’s account designated below. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Dated:

TEXTRON INC.

By:
Name:
Title:

Account Designation
Name of Bank:
Account Number:

Exhibit E-2 to

Credit Agreement

FORM OF NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Term Credit Agreement dated as of January 24, 2014 (as amended to the date hereof, the “Credit Agreement”) among Textron Inc. (the “Borrower”), the Lenders listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent, this represents the undersigned Borrower’s request [A: to convert $                in principal amount of presently outstanding Base Rate Loans with an Interest Payment Date of                   , 20      to Eurodollar Rate Loans on                   , 20     . The Interest Period for such Eurodollar Rate Loans commencing on such Interest Payment Date is requested to be a                   period.] [B: to continue as Eurodollar Rate Loans                in principal amount of presently outstanding [Eurodollar Rate] Loans with an Interest Payment Date of                , 20      .The Interest Period for such Eurodollar Rate Loans commencing on such Interest Payment Date is requested to be a                 period.]1

Dated:

TEXTRON INC.

By:
Name:
Title:

1 Insert A or B with appropriate insertions.

Exhibit F to

Credit Agreement

TEXTRON INC.

Compliance Certificate

With reference to the provisions of Section 5.01(b) of the Term Credit Agreement (the “Agreement”) dated as of January 24, 2014, as amended, among Textron Inc. (the “Borrower”), the Lenders listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent, the undersigned, being the [Vice President and Controller (Principal Accounting Officer)] of the Borrower, hereby certifies that:

(a)                               the consolidated balance sheet at [insert date] and the related consolidated statements of income and cash flows for the year then ended which were included in the accompanying Annual Report on Form 10-K/10-Q for the [year/quarter] ended [insert date], present fairly the consolidated financial position of Textron Inc. at [insert date] and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles which have been applied on a consistent basis during the period except as noted in such Report;

(b)                              with respect to Section 6.03 of the Agreement, the Consolidated Indebtedness of Textron Manufacturing did not exceed an amount equal to 65% of Consolidated Capitalization (as such terms are defined in the Agreement) as at [insert date] (see Schedule A attached hereto);

(c)                               with respect to Section 6.05(b) of the Agreement, the Finance Company Leverage Ratio did not at any time exceed 9 to 1 as at [insert date] (see Schedule A attached hereto); and

(d)                              the undersigned has reviewed the terms of the Agreement and has made, or caused to be made under the undersigned’s supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated subsidiaries during the accounting period covered by the above-referenced financial statements and the undersigned has no knowledge of the existence as at the date of this certificate of any condition or event which constitutes an Event of Default or a Potential Event of Default (as such terms are defined in the Agreement).

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this          day of                    ,              .

[Vice President and Controller]

F-2

Schedule A

TEXTRON INC.

Financial Covenant

(in millions)

[Insert Date]
Section 6.03 -
Consolidated Indebtedness of Textron Manufacturing	$

Maximum permitted:
Consolidated Capitalization, i.e., the sum of (without
duplication):
(a) Consolidated Indebtedness of Textron	$
Manufacturing
(b) Plus Consolidated Net Worth
(b) Plus preferred stock of the Borrower
(c) Plus other securities of the Borrower convertible
(whether mandatorily or at the option of the holder)
into capital stock of the Borrower
Equals: Consolidated Capitalization	$

X 65% equals maximum permitted as of [Insert Date]	$

[Insert Date]
Section 6.05(b) -
Finance Company Leverage Ratio
(i) Finance Group debt (determined in a manner	$
consistent with “Finance group debt” on the
Borrower’s consolidated balance sheet included in the
Financial Statements)
(ii) Minus Finance Group securitized debt (determined
in a manner consistent with “Note 8. Debt and Credit
Facilities” in the notes to the Financial Statements”)
(A) Equals:	$

(iii) Total Finance Group assets	$
(iv) Minus Total Finance Group liabilities
(B) Equals:	$

Ratio of (A) to (B):	:1.00

Exhibit G to

Credit Agreement

FORM OF TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT, dated as of _________, 20___, among [NAME OF LENDER] (the “Transferor Lender”) and each Lender listed as a Purchasing Lender on the signature pages hereof (each, a “Purchasing Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) for the Lenders under the Term Credit Agreement described below and as agreed to by Textron Inc., a Delaware corporation (the “Borrower”).

W I T N E S S E T H

WHEREAS, this Transfer Supplement is being executed and delivered pursuant to Section 9.01(e) of the Term Credit Agreement dated as of January 24, 2014, among the Borrower, the Agent, the Lenders listed therein, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo- Mitsubishi UFJ, Ltd., as Documentation Agent (as such agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein being used herein as therein defined);

WHEREAS, each Purchasing Lender (if it is not already a Lender party to the Credit Agreement) wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender certain rights, obligations and commitments of the Transferor Lender under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a)                               Upon the execution and delivery of this Transfer Supplement by each Purchasing Lender, the Transferor Lender, the Agent and the Borrower, each such Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

(b)                              The Transferor Lender acknowledges receipt from each Purchasing Lender of an amount equal to the purchase price, as agreed between the Transferor Lender and such Purchasing Lender, of the portion being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Pro Rata Share”) of the outstanding principal amount of, and accrued interest on, the Term Loans and all other amounts owing to the Transferor Lender under the Credit Agreement to the extent shown on Schedule I hereto. The Transferor Lender hereby irrevocably sells, assigns and transfers to each Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferor Lender, such Purchasing Lender’s Purchased Pro Rata Share of the Commitment of the Transferor Lender and the presently outstanding Term Loans and other amounts owing to the Transferor Lender under the Credit Agreement as shown on Schedule I, together with all the corresponding rights and obligations of the Transferor Lender in, to and under all instruments and documents pertaining thereto.

(c)                               The Transferor Lender has made arrangements with each Purchasing Lender with respect to the portion, if any, to be paid by the Transferor Lender to such Purchasing Lender of fees heretofore received by the Transferor Lender pursuant to the Credit Agreement.

(d)                             Each Purchasing Lender or the Transferor Lender (as they have mutually agreed) has paid to the Agent a non-refundable fee of $3,500 (per Purchasing Lender) to cover administrative and other expenses, as provided in Section 9.01(e) of the Credit Agreement.

(e)                               From and after the date hereof, principal, interest, fees, commissions and other amounts that would otherwise be payable to or for the account of the Transferor Lender pursuant to or in respect of the Credit Agreement shall, instead, be payable to or for the account of the Transferor Lender and each of the Purchasing Lenders, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement, whether such amounts have accrued prior to the date hereof or accrue subsequent to the date hereof.

(f)                                Concurrently with the execution and delivery hereof, the Borrower, the Transferor Lender and each Purchasing Lender shall make appropriate arrangements so that replacement Notes, if requested, are issued to the Transferor Lender, and new Notes or replacement Notes, if requested, are issued to each Purchasing Lender, in each case in principal amounts reflecting, in accordance with the Credit Agreement, outstanding Term Loans owing to them in which they participate and, as appropriate, their Commitment (as adjusted pursuant to this Transfer Supplement) as shown in Schedule I.

(g)                              Concurrently with the execution and delivery hereof, the Agent will, at the expense of the Transferor Lender, provide to each Purchasing Lender (if it is not already a Lender party to the Credit Agreement) conformed copies of all documents delivered to the Agent on the Effective Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

(h)                              Each of the parties to this Transfer Supplement agrees that at any time and form time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

(i)                                  Schedule I hereto sets forth the revised Commitment, amount of outstanding Term Loans and the Pro Rata Shares of the Transferor Lender and each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

(j)                                  THIS TRANSFER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers as of the date first set forth above.

[NAME OF LENDER], as Transferor
Lender

By:
Name:
Title:

[NAME OF PURCHASING LENDER],
as Purchasing Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

[Agreed to as of this __
day of ______, 20__

TEXTRON INC.

By:
Name:
Title:

SCHEDULE I

to

Transfer Supplement dated as of _______, 20__

[Transferor Lender]

Amount of Commitment, Outstanding Term Loans and Pro Rata share:

Prior to giving effect to transfer:

Amount of Commitment	$
Amount of Outstanding Term Loans	$
Pro Rata Share	%

After giving effect to transfer:

Amount of Commitment	$
Amount of Outstanding Term Loans	$
Pro Rata Share	%

[Purchasing Lender]

Offices:	Notices

Address:
Attn:
Telephone:
Telecopy:

Commitment, Term Loans Transferred and Pro Rata Share:

Amount of Commitment	$
Amount of Outstanding Term Loans	$
Purchased Pro Rata Share	%